Source: Omagine, Inc.
Omagine, Inc. Submits Final Draft of Development Agreement for Oman Government Approval
Shareholder Update: Draft Development Agreement Completed;
Discussions with Middle East Investors and Banks; Contract with J&P Amended and Extended
NEW YORK, July 25, 2007 (PRIME NEWSWIRE) -- Omagine, Inc.
(OTCBB:OMAG) ("Omagine" or the "Company") today announced significant progress toward the imminent attainment of its primary strategic objective.
Omagine's president, Frank J. Drohan, remarked, "The draft
Development Agreement for the Omagine Project (the "Final
Draft") was completed and presented to the Ministry of Tourism (MOT) on July 5, 2007 and the MOT has officially circulated it among other appropriate concerned ministries for final review and comment. The highly unusual occurrence in June of a cyclone and holiday closings in July caused some delays but we now fully expect to sign the Development
Agreement in August."
Drohan continued, "Both we and the government are pleased with the Final Draft. We are presently forming and organizing Omagine LLC -- the local project company in Oman
-- which will be jointly owned by our subsidiary and J&P.
During the past sixty (60) days we have held numerous meetings and discussions with potential investors and leading banks in the region and there is a very high degree of interest on their part to participate in the Omagine
Project."
In June the Company's subsidiary Journey of Light, Inc.
("JOL") signed an updated and amended agreement ("Amended
Agreement") with Joannou & Paraskevaides (Overseas) Ltd.
("J&P"). The Amended Agreement extends the original J&P-JOL agreement and firmly aligns the interests of the Company and J&P relating to the financial closing, construction, ownership and operation of the Omagine Project. The validity date of the Amended Agreement was also extended to reflect both the execution of the Development Agreement in the next few weeks and the subsequent financial closing for the Omagine Project.
Drohan commented, "The Company's relationship with J&P has been further strengthened as we collectively work to organize Omagine LLC, update the Project's financial model and arrange the financial closing for the Omagine Project.
As previously planned, J&P will be a significant investor and will receive a minority equity stake in Omagine LLC.
About the Company's Omagine Project
The Company's planned Omagine Project is an integration of cultural, heritage, educational, entertainment and residential components. As presently planned, Omagine will be located on 1.2 million square meters of beachfront land facing the Gulf of Oman just west Muscat -- the capital city of the Sultanate of Oman and near Oman's International
Airport. Omagine LLC (under formation) -- the local Omani project company expects to sign the Development Agreement with the Government in August 2007.
The Omagine project also includes the construction and sale of approximately 3,900 residential housing units including luxury villas, townhouses and apartments. The project is expected to take between 4 to 5 years to complete and generate in excess of $2.2 billion dollars in revenue. As contemplated in the Final Draft, the proposed area of development for the Omagine Project is 1.2 million square meters including reclaimed land - approximately 296 acres.
For further details on Omagine visit: www.omagine.com.
About Omagine, Inc.
Omagine, Inc. is primarily involved in the real-estate development, entertainment and hospitality industries in the Middle East and North Africa.
Investors are encouraged to visit Omagine's Investor
Relations Hub at: http://www.agoracom.com/IR/Omagine or contact OMAG@agoracom.com where they may join the investor e-mail list and/or request receipt of all future press releases and updates in real time.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Omagine's business include but are not limited to:
failure to sign the development agreement with the Government of Oman; the availability of financing for the Omagine Project; fluctuations in financial results, availability and customer acceptance of the Company's products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in Omagine's SEC reports.
CONTACT: Omagine, Inc.
         Corporate Inquiries
         Frank J. Drohan, President and CEO
         (212) 563-4141

         Investor Relations
         AGORACOM Investor Relations
         http://www.agoracom.com/ir/omagine
         OMAG@Agoracom.com